Exhibit 10.7

REVOLVING CONVERTIBLE
SENIOR SECURED PROMISSORY NOTE

Up to $[ ]	June 18, 2003

For value received, Photogen Technologies, Inc., a Nevada corporation (the “Company”), hereby absolutely and unconditionally promises to pay on or before August 5, 2003 to the order of                       , or registered assigns (the “Payee”), the outstanding principal balance of the revolving credit loans (the “Revolving Credit Loans”) made by the Payee, together with interest thereon, all as hereinafter provided.

The aggregate principal amount of the Revolving Credit Loans shall not exceed $[     ], up to which an amount may be borrowed, prepaid in whole or in part and re-borrowed as hereinafter provided.  Revolving Credit Loans shall be made in amounts and at times as Payee determines in its sole discretion.  This Note does not constitute and is not intended to be a commitment by the Payee to lend further money to or to provide other financing of any nature, including without limitation equity financing, to the Company.  The Payee is hereby authorized to record on the schedule annexed hereto, and any continuation sheets which the Payee may attach hereto, the (a) date and amount of each Revolving Credit Loan made by the Payee, and (b) date and amount of each payment or prepayment of principal of any such Revolving Credit Loan.  No failure to so record or any error in so recording shall affect the obligation of the Company to repay the Revolving Credit Loans, together with interest thereon, and the outstanding principal balance of the Revolving Credit Loans made by the Payee as set forth in such schedule shall be presumed to be correct absent manifest error.  The Payee shall send the Company a copy of the schedule as and when updated.

The unpaid principal balance outstanding, from time to time, hereunder shall accrue interest at a rate equal to 7.25% per annum.  Interest shall be compounded monthly and shall be computed on the basis of a 360-day year and a 30-day month.  Notwithstanding any other provision of this Note, the Payee does not intend to charge and the Company shall not be required to pay any interest or other fees or charges in excess of the maximum permitted by applicable law; and any payments in excess of such maximum shall be refunded to the Company or credited to reduce principal hereunder.

Subject to the conversion of this Note pursuant the provisions herein, the entire principal amount hereof, together with all interest incurred thereon and all fees and expenses (if any) due hereunder, shall be due and payable ON DEMAND on the sooner to occur of (the “Maturity Date”) (a) 5:00 P.M., Boston, Massachusetts time on August 5, 2003, and (b) the date of an Acceleration Event (as defined herein).  The Payee’s right to make such demand shall be unconditional and unlimited.  The Company agrees that the Payee may make such demand, at any time on or after the Maturity Date, in the exercise of the Payee’s sole discretion.  The Company agrees that, in exercising its discretion, the Payee may make demand for any reasons that it deems appropriate, and such reasons may be related or unrelated to the Company, its business or financial condition or prospects.  The Payee’s right to make demand shall be a continuing right, and acceptance by the Payee of any payment after demand shall not be deemed a waiver of such right to make demand on any other occasion.

This Note may be prepaid, in whole or in part, at any time, without penalty or premium, provided that the Company gives the Payee not less than three (3) business days’ prior written notice of such prepayment.

Principal and interest shall be payable in lawful money of the United States of America, at 222 Berkley Street, Suite 1650 Boston, MA 02116 or at such other address as the Payee or any subsequent holder may designate from time to time to the Company in writing.  If any day on which a payment is due pursuant to the terms of this Note is not a business day, such payment shall be due on the next business day following.  All payments received by the Payee hereunder will be applied first to costs of collection and fees, if any, then to interest and the balance to principal.

If any of the following events or circumstances (each an “Acceleration Event”) shall occur:

(a)           the Company shall fail to cure any breach of its covenants, agreements or obligations under the terms of that certain Security Agreement by and between the Company and the Payee of even date herewith within five (5) days after written notice by the Payee to the Company specifying such breach; or

(c)           any representation or warranty made by the Company in the Security Agreement shall have been false in any material respect when made; or

(d)           the Company shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Company or of any substantial part of its assets or shall commence any case or other proceeding relating to its assets under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, or shall take any action to authorize or in furtherance of any of the foregoing; or any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Company, and the same shall not have been dismissed within 60 days of the filing or commencement thereof or the Company shall indicate its approval thereof, consent thereto or acquiescence therein; or a decree or order shall be entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Company bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief shall be entered in respect of the Company in an involuntary case under any such bankruptcy or insolvency laws; or

(e)           the Company shall take any corporate action to liquidate its assets, dissolve or sell all or substantially all of its assets or capital stock, or shall take any corporate action to consolidate or merge with or into any other corporation or business entity; or

(f)            the Company shall, on or after the date hereof, have incurred or committed to incur indebtedness which is or will be senior or pari passu to its indebtedness hereunder;

then, the Payee at its option at any time thereafter may declare the entire and unpaid principal of this Note and all interest, fees and expenses (if any) payable on or in respect of this Note and the obligations evidenced hereby due and payable, and the same shall thereupon forthwith become and be due and payable to the Payee without presentment, demand, protest, notice of protest or any other formalities of any kind, all of which are hereby expressly and irrevocably waived by the Company.

The entire amount of principal and interest outstanding under this Note shall, simultaneously with the closing of a Qualified Equity Financing (as defined herein), automatically be converted into that number of shares of Equity Financing Securities (as defined herein) at the same price and on the same terms as sold to the investors in such Qualified Equity Financing.  In addition, the Payee shall thereupon be permitted to become a party to, and shall have the benefit of all of the rights granted to and shall be subject to all of the obligations of the other purchasers of Equity Financing Securities in connection with a Qualified Equity Financing, pursuant to each of the documents, instruments and agreements executed and delivered by and between and/or among the Company and such other purchasers of Equity Financing Securities in connection with such Qualified Equity Financing.  No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note, and the price with respect to any such fractional shares shall be payable to the Payee in cash by the Company within ten (10) days after the date of any such conversion. “Qualified Equity Financing” shall mean the issuance of equity securities or other capital stock or other securities of the Company (“Equity Financing Securities”) on or prior to August 5, 2003 for the purpose of and in an amount sufficient for financing the acquisition by the Company of all of the assets of Alliance Pharmaceutical Corp. related to the Alliance’s Imagent® (formerly Imavist™) product.  Notwithstanding the foregoing, no amounts outstanding under this Note shall convert or be convertable into shares of common stock of the Company prior to stockholder approval, if and to the extent such conversion would violate Nasdaq rules applicable to the Company, including without limitation Rule 4350(i).

In the event any one or more of the provisions of this Note shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this Note operate or would prospectively operate to invalidate this Note, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this Note and the remaining provisions of this Note shall remain operative and in full force and effect and in no way shall be affected, prejudiced, or disturbed thereby.  Should all or any part of the indebtedness represented by this Note be collected by action at law, or in bankruptcy, insolvency, receivership or other court proceedings, or should this Note be placed in the hands of attorneys for collection after default, the Company hereby promises to pay to the Payee, upon demand by the Payee at any time, in addition to the outstanding principal balance of, accrued interest and all (if any) other amounts payable on or in respect of this Note, all court costs and reasonable attorneys’ fees and other collection charges and expenses incurred or sustained by the Payee.  This Note shall be governed by, and construed in accordance with, the laws of The Commonwealth of Massachusetts and shall have the effect of a sealed instrument.  The Company hereby irrevocably waives notice of acceptance, presentment, notice of nonpayment, protest, notice of protest, suit and all other conditions precedent in connection with the delivery, acceptance, collection and/or enforcement of this Note or any collateral or security therefor.  The failure of the Payee to exercise any or all of its rights, remedies, powers or privileges hereunder in any instance shall not constitute a waiver thereof in that or any other instance.  The Company will at all times in good faith assist, insofar as it is able, in the carrying out of all of the provisions of this Note in a reasonable manner and in the taking of all other action which may be necessary in order to protect and preserve the rights of the Payee set forth herein.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered as of the date hereof.

PHOTOGEN TECHNOLOGIES, INC.

By:	Brooks Bovereux
Its:	Chief Financial Officer